                                                                    EXHIBIT 23.5

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement of JDS Uniphase Corporation on Form S-4 of our report dated July 21, 1999 (except for note 12(c) which as of July 23, 1999) with respect to the financial statements of E-TEK Electrophotonics Solutions Corporation as of April 30, 1999 and July 31, 1998 and for the nine month period ended April 30, 1999 and for the year ended July 31, 1998, which report appears in the Current Report on Form 8-K/A of E-Tek Dynamics, Inc. filed on July 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Toronto, Canada
February 8, 2000